Exhibit 10.2

November 15, 2004

Phillips S. Baker, Jr.
President and CEO
Hecla Mining Company
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408

Re:	Hecla Mining Company (the “Corporation”) 1995 Incentive Stock Option Plan, as amended

Dear Phil:

        On November 15, 2004, the independent members of the Board of Directors, approved the extension of the expiration date for outstanding non-qualified stock options granted to you on January 9, 2003 and August 19, 2003 under the Corporation’s 1995 Incentive Stock Option Plan. The expiration dates for these non-qualified stock options have been extended from January 31, 2005 to January 31, 2006. All other terms of the stock options remain as originally granted.

Very truly yours,

Michael B. White
Corporate Secretary

MBW:tdh

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